Exhibit 2.1

Dated December 15, 2017

_____________________________________________

COMMON DRAFT TERMS OF MERGER

IN RESPECT OF THE PROPOSED MERGER OF

ACCENTURE PLC

AND

ACCENTURE HOLDINGS PLC

FOR THE PURPOSES OF CHAPTER 16 OF
PART 17 OF THE COMPANIES ACT 2014

_____________________________________________

ARTHUR COX

THESE COMMON DRAFT TERMS OF MERGER were approved by the board of directors of Accenture plc (“ACN plc”) and the board of directors of Accenture Holding plc (“AH plc” and together with ACN plc, the “Merging Companies”) on 26 October 2017, in each case in accordance with the requirements set out in section 1131 of the Irish Companies Act.
BETWEEN:

(A)
ACCENTURE PLC, a public company with limited liability incorporated under Irish law, having its registered office at 1 Grand Canal Square, Grand Canal Harbour, Dublin 2, D02 P820, Ireland, which address is also expected to be the registered office immediately after the Merger (as defined below), and having company registration number 471706; and

(B)
ACCENTURE HOLDINGS PLC, a public company with limited liability incorporated under Irish law, having its registered office at 1 Grand Canal Square, Grand Canal Harbour, Dublin 2, D02 P820, Ireland and having company registration number 560222.

1.	INTRODUCTION
As described in greater detail in Clause 5, it is proposed by the board of directors of both ACN plc and AH plc that a merger of ACN plc and AH plc will be effected pursuant to Chapter 16 of Part 17 of the Irish Companies Act (as defined below).

2.	DEFINITIONS AND INTERPRETATION

2.1    Unless the context otherwise requires, in these Common Draft Terms (as defined below):

“ACN plc” has the meaning given to that term in the preamble;
“ACN plc Class A Shares” has the meaning given to that term in Clause 3.2(a);
“ACN plc Class X Shares” has the meaning given to that term in Clause 3.2(a);
“ACN plc Shareholders” means holders of ACN plc Class A Shares;
“ACN plc Undesignated Shares” has the meaning given to that term in Clause 3.2(a);
“AH plc” has the meaning given to that term in the preamble;
“AH plc Shareholders” means holders of AH plc Shares;
“AH plc Shares” means the ordinary shares with a nominal value of €0.000001 per share in the capital of AH plc;
“Annual General Meeting” means the annual general meeting of the AH plc Shareholders to be held on 5 February 2018;
“Common Draft Terms” means these common draft terms of merger, as such common draft terms may be amended from time to time by agreement between the Merging Companies, and which have been drawn up and adopted by the board of directors of AH plc and the board of directors of ACN plc;
“Dispute” has the meaning given to that term in Clause 10;
“Effective Date” means the date and time specified in the Order on which the consequences of the Merger are to have effect, which is expected to be at 00.01 am on 12 March 2018. However, the Merging Companies may request the Irish High Court to set an earlier or later date and/or time as the Effective Date and in any event recognise that the determination of the Effective Date is entirely within the Irish High Court’s discretion;
“Exchange Ratio” has the meaning given to that term in Clause 5.3(a);

“Independent Expert” means the joint independent expert admitted to practice as a statutory auditor to be appointed by the Irish High Court in accordance with the provisions of the Irish Companies Act for the purposes of producing the Independent Expert’s Report which report will be made available to AH plc Shareholders and ACN plc Shareholders at the registered office of AH plc and the registered office of ACN plc for a period of at least 30 days prior to the date of the Annual General Meeting;
“Independent Expert’s Report” has the meaning given to that term in Clause 5.2(c);
“Irish Companies Act” means the Companies Act 2014 of Ireland;
“Irish High Court” means the High Court of Ireland;
“Merger” means the proposed merger of the Merging Companies to be effected by way of a “merger by acquisition” pursuant to the provisions of Chapter 16 of Part 17 of the Irish Companies Act;
“Merger Cut-off Time” means immediately prior to the Effective Date;
“Merging Companies” has the meaning given to that term in the preamble;
“Order” means the order of the Irish High Court confirming the Merger and determining the fairness of the terms and conditions of the Merger, both procedurally and substantively, to AH plc Shareholders, and setting the Merger Effective Date and granting such other orders as the Irish High Court deems fit;
“Proceedings” has the meaning given to that term in Clause 11.1;
“Registrar of Companies” means the Registrar of Companies in Ireland;
“TCA” has the meaning given to that term in Clause 5.1(c); and
“Transfer Agent” means Computershare Investor Services (Ireland) Limited.
2.2    In these Common Draft Terms, unless otherwise specified:

(a)	references to Clauses are to clauses of these Common Draft Terms;

(b)
a reference to any statute or statutory provision or statutory instrument shall be construed as a reference to the same as it may have been, or may from time to time be, amended, modified, or re-enacted;

(c)	references to time are to Irish time;

(d)
references to a “person” shall be construed so as to include any individual, firm, company, government, state or agency of a state, local or municipal authority or government body or any joint venture, association or partnership (whether or not having separate legal personality);

(e)	use of any gender includes the other gender;

(f)	headings to Clauses are for convenience only and do not affect the interpretation of these Common Draft Terms;

(g)
the rule known as the edjusdem generis rule shall not apply and accordingly general words introduced by the word “other” shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matter or things; and

(h)	general words shall not be given a restrictive meaning by reason of the fact that they are followed by particular examples intended to be embraced by the general words.

3.	INFORMATION ON ACN PLC

3.1    Form and registered office

ACN plc is a public company with limited liability incorporated under and governed by Irish law, having its registered office at 1 Grand Canal Square, Grand Canal Harbour, Dublin 2, D02 P820, Ireland and having company registration number 471706.
3.2    Share capital

(a)
As at the date of these Common Draft Terms, ACN plc’s authorised share capital is €40,000 and US$517,500, divided into 40,000 ordinary shares with a nominal value of €1 per share; 20,000,000,000 Class A ordinary shares with a nominal value of US$0.0000225 per share (“ACN plc Class A Shares”); 1,000,000,000 Class X ordinary shares with a nominal value of US$0.0000225 per share (“ACN plc Class X Shares”); and 2,000,000,000 undesignated shares with a nominal value of US$0.0000225 per share (“ACN plc Undesignated Shares”).

(b)
As at 12 October 2017, being the latest practicable date before the date of these Common Draft Terms, ACN plc’s issued share capital is comprised of 639,452,499 ACN plc Class A Shares and 20,506,404 ACN plc Class X Shares (which number of ACN plc Class A Shares includes 24,734,683 issued shares held by ACN plc), as well as 40,000 ordinary shares with a nominal value of €1 per share. Holders of ACN plc Class X Shares are entitled to one vote for each share at all meetings at which directors are elected but are not entitled to receive dividends and are not entitled to any payment out of the surplus assets of ACN plc upon a winding-up of ACN plc.

(c)	The issued share capital of ACN plc is fully paid up and non-assessable. There are no ACN plc Undesignated Shares in issue.

4.	INFORMATION ON AH PLC

4.1    Form and registered office

AH plc is a public company with limited liability incorporated under and governed by Irish law, having its registered office at 1 Grand Canal Square, Grand Canal Harbour, Dublin 2, Ireland and having company registration number 560222.

4.2    Share capital

(a)
As at the date of these Common Draft Terms, AH plc’s authorised share capital is €44,000 divided into 40,000 deferred shares with a nominal value of €1.00 per share and 4,000,000,000 ordinary shares with a nominal value of €0.000001 per share.

(b)
As at 12 October 2017, being the latest practicable date before the date of these Common Draft Terms, AH plc’s issued share capital is comprised of 40,000 deferred shares with a nominal value of €1.00 per share and 1,020,207,101 ordinary shares with a nominal value of €0.000001 (which number of ordinary shares includes 14,108,996 issued shares held by AH plc).

(c)	The issued share capital of AH plc is fully paid up.

5.	THE MERGER

5.1    Details of the Merger

(a)
The Merger is intended to be a “merger by acquisition” for the purposes of Chapter 16 of Part 17 of the Irish Companies Act, such that, on the Effective Date, all the assets and liabilities of AH plc will be acquired by ACN plc, in exchange for which ACN plc shall allot and issue ACN plc Class A Shares to the AH plc Shareholders (other than AH plc and ACN plc) based on the Exchange Ratio and without any cash payment, and AH plc will be dissolved without going into liquidation.

(b)
On or following the Effective Date, ACN plc will redeem the outstanding ACN plc Class X Shares held by the then former AH plc Shareholders in accordance with the procedure set out in Article 5(c)(iv) of ACN plc’s Articles of Association.

(c)
The Merger will qualify for relief under section 584(3) of the Taxes Consolidation Act 1997 (“TCA”) by virtue of the relieving provisions of section 586(1) TCA. The effect of these provisions is that the tax effects for Irish shareholders in AH plc would be the same as if the Merger occurred under Directive 2009/133/EC.

5.2    Conditions of the Merger

The Merger will not be completed unless, among other things, the following conditions are satisfied or, if allowed by law, waived:

(a)	the Common Draft Terms are approved by ordinary resolution of the holders of ACN plc ordinary shares, as required by ACN plc’s Articles of Association;

(b)
the Common Draft Terms are approved by special resolution of AH plc Shareholders at the Annual General Meeting (ACN plc held approximately 96% of AH plc Shares entitled to vote as of the record date for the determination of AH plc Shareholders entitled to vote at the Annual General Meeting and will vote in favour of approving the Common Draft Terms, therefore this special resolution will be approved at the Annual General Meeting);

(c)
the Independent Expert issues a report on the Common Draft Terms, the fairness of the Exchange Ratio and addressing all such other matters as the Independent Expert is required to address under section 1133 of the Irish Companies Act (the “Independent Expert’s Report”);

(d)
at least 30 days prior to the date of the Annual General Meeting, these Common Draft Terms, the statutory financial statements of AH plc for the periods ended 31 August 2017, 2016 and 2015, the statutory financial statements of ACN plc for the periods ended 31 August 2017, 2016, and 2015, the directors’ explanatory report of AH plc, the directors’ explanatory report of ACN plc, and the Independent Expert’s Report having been made available free of charge to the AH plc Shareholders at the registered office of AH plc and the ACN plc Shareholders at the registered office of ACN plc;

(e)	there are no AH plc Shares held by subsidiaries of AH plc;

(f)	there is no threatened, pending or effective decree, order, injunction or other legal restraint prohibiting the consummation of the Merger;

(g)
all consents and governmental authorisations that are necessary, desirable or appropriate in connection with the Merger are obtained on terms acceptable to AH plc and/or ACN plc, and are in full force and effect; and

(h)
the requisite Order confirming the Merger and determining the fairness of the terms and conditions of the Merger, both procedurally and substantively, to AH plc Shareholders, and setting the Effective Date has been obtained.

5.3    Exchange Ratio

(a)
The exchange ratio is one (1) ACN plc Class A Share for every one (1) AH plc Share in issue at the Merger Cut-off Time other than AH plc Shares held by ACN plc or by AH plc itself (the “Exchange Ratio”).

(b)
No cash payment shall be made by ACN plc to AH plc Shareholders in respect of (i) their AH plc Shares or (ii) the acquisition of AH plc’s assets and liabilities by ACN plc pursuant to the Merger; provided that any AH plc Shareholder may request in writing to ACN plc, not more than 15 calendar days after the date of the Annual General Meeting, that ACN plc acquire its AH plc Shares for cash.

5.4    The Effect of the Merger

(a)	Pursuant to the Irish Companies Act, on the Effective Date:

(i)	AH plc will be merged with and into ACN plc, with ACN plc as the surviving entity (AH plc will be dissolved without going into liquidation as a result);

(ii)	all of the assets and liabilities of AH plc will be acquired by ACN plc;

(iii)
each AH plc Shareholder (other than ACN plc and AH plc itself) whose name appeared in the register of members of AH plc at the Merger Cut-off Time will receive one (1) ACN plc Class A Share for every one (1) AH plc Share held by such shareholder;

(iv)	all legal proceedings pending by or against AH plc shall be continued with the substitution, for AH plc, of ACN plc as a party;

(v)
every contract, agreement or instrument to which AH plc is a party shall, notwithstanding anything to the contrary contained in that contract, agreement or instrument be construed and have effect as if:

(A)	ACN plc had been a party thereto instead of AH plc;

(B)	for any reference (however worded and whether express or implied) to AH plc there was substituted a reference to ACN plc; and

(C)
any reference (however worded and whether express or implied) to the directors, officers, representatives or employees of AH plc or any of them, were, respectively, a reference to the directors, officers, representatives or employees of ACN plc or to such director, officer, representative or employee of ACN plc as ACN plc nominates for that purpose or, in default of such nomination, were, respectively, a reference to the director, officer, representative or employee of ACN plc who corresponds as nearly as may be to the first-mentioned director, officer, representative or employee;

(vi)
every contract, agreement or instrument to which AH plc is a party will become a contract, agreement or instrument between ACN plc and the counterparty with the same rights, and subject to the same obligations, liabilities and incidents (including rights of set-off), as would have been applicable thereto if that contract, agreement or instrument had continued in force between AH plc and the counterparty and any money due and owing (or payable) by or to AH plc under or by virtue of any such contract, agreement or instrument shall become due and owing (or payable) by or to ACN plc instead of AH plc; and

(vii)	an offer or invitation to treat made to or by AH plc before the Effective Date shall be read and have effect, respectively, as an offer or invitation to treat made to or by ACN plc.

(b)
It is proposed that the Merging Companies will jointly apply to the Irish High Court for an Order confirming the Merger and determining the fairness of the terms and conditions of the Merger, both procedurally and substantively, to AH plc Shareholders and setting the Effective Date (being the date and time as from which the consequences listed in Clause 5.4(a) will from a legal perspective take effect) as 00.01 am on 12 March 2018. However, the Merging Companies may request the Irish High Court to set an earlier or later date and/or time as the Effective Date and in any event recognise that the determination of the Effective Date is entirely within the Irish High Court’s discretion. On the Effective Date, all transactions of AH plc will be deemed for accounting purposes to have been carried out for the account of ACN plc with effect from the Effective Date. All assets and liabilities of AH plc as at the Effective Date will be acquired by ACN plc pursuant to the Merger on the Effective Date and recorded in the accounts of ACN plc for accounting purposes with effect from the Effective Date.

5.5    The terms relating to the allotment and issue of the ACN plc Class A Shares

(a)
At the Effective Date, ACN plc shall allot and issue ACN plc Class A Shares credited as fully paid to and amongst the AH plc Shareholders (other than ACN plc and AH plc itself) at the Merger Cut-off Time on the basis of the Exchange Ratio and otherwise on the terms and conditions set out in these Common Draft Terms.

(b)	No ACN plc Class A Shares will be issued in respect of AH plc Shares (if any) which at the Merger Cut-off Time are:

(i)	held by or on behalf of AH plc; or

(ii)	held by or on behalf of ACN plc.

(c)	The ACN plc Class A Shares will rank pari passu as regards each other.

(d)
The issuance of the ACN plc Class A Shares shall be effected by the Transfer Agent and/or the Company Secretary of ACN plc causing the interests of AH plc Shareholders in ACN plc Class A Shares to be noted in the register of members of ACN plc. In addition, the Transfer Agent will be instructed to close the AH plc register of members.

5.6	The date from which the holding of ACN plc Class A Shares will entitle holders to participate in the profits of ACN plc

(a)
The ACN plc Class A Shares to be issued by ACN plc as consideration for the Merger will, when issued, be fully paid and rank pari passu in all respects with all other ACN plc Class A Shares in issue on the Effective Date, including, where the record date for determining entitlements is on or after the Effective Date, the right to all dividends and other distributions (if any) declared, made or paid by ACN plc on the ACN plc Class A Shares.

(b)
No special conditions, rights or restrictions will affect the entitlement of the ACN plc Class A Shares (or the holders thereof) in respect of dividends or distributions made, paid or declared on ACN plc Class A Shares where the record date for determining the entitlement to such dividends or distributions is on or after the Effective Date. The ACN plc Class A Shares to be issued by ACN plc as consideration for the Merger shall have no right to any dividends or other distributions (if any) declared, made or paid by ACN plc on the ACN plc Class A Shares where the record date for determining entitlements is before the Effective Date. However, where AH plc has declared dividends or distributions on its ordinary shares with a record date before the Effective Date, which have not become payable, and been paid, by the Effective Date, such dividends or distributions will be paid by ACN plc to the AH plc Shareholders as at the record date for such dividends or distributions on the originally scheduled date of payment.

5.7	The date from which the transactions of AH plc are to be treated for accounting purposes as transactions of ACN plc

Transactions of AH plc will be treated as transactions of ACN plc for accounting purposes with effect from the Effective Date.

5.8	Special rights or restrictions to be applied to ACN plc Class A Shares issued as part of the Merger

There are no special conditions, including special rights or restrictions, whether in regard to voting, participation in profits, share capital or otherwise, which will apply to ACN plc Class A Shares issued by ACN plc.

5.9	Details of any payment or benefit in cash or otherwise, paid or given or intended to be paid or given to the Independent Expert and to any director of ACN plc or AH plc

(a)
The Merging Companies will make a joint application to the Irish High Court to appoint an Independent Expert. If appointed, the proposed Independent Expert has agreed a fee of €50,000 (plus VAT at the appropriate rate) for producing the Independent Expert’s Report.

(b)	Except as set out in Clause 5.9(a), the Independent Expert has not been, nor is it intended that the Independent Expert will be, paid or given any payment or benefit.

(c)
No payments or benefits, in cash or otherwise (except in his or her capacity as an AH plc Shareholder), have been or will be paid or given to any director of ACN plc or of AH plc as a consequence of or in connection with the Merger.

(d)
To the extent that any director of ACN plc or AH plc ceases to be a director on or prior to the Effective Date, such director shall not be paid, or given any payment or benefit, in cash or otherwise, otherwise than in accordance with their existing service agreements or letter of appointment (as the case may be) or their entitlements at law or in his or her capacity as an AH plc Shareholder.

5.10	Creditors

In accordance with section 1142 of the Irish Companies Act, any creditor of either of the Merging Companies who, at the date of publication of the notice of the filing of these Common Draft Terms with the Registrar of Companies, is entitled to any debt or claim against either of the Merging Companies and can credibly demonstrate that the Merger would be likely to put the satisfaction of that debt or claim at risk, and that no adequate safe-guards have been obtained from either of the Merging Companies, shall be entitled to be heard in relation to the confirmation by the Irish High Court of the Merger under section 1144 of the Irish Companies Act. Further information may be obtained free of charge at the registered offices of the Merging Companies by contacting the Company Secretary of either of the Merging Companies at 1 Grand Canal Square, Grand Canal Harbour, Dublin 2, Ireland.

6.	POWER OF ATTORNEY

In order to secure ACN plc’s proprietary interest in the assets and the liabilities arising pursuant to the Merger, AH plc, notwithstanding its dissolution on the Effective Date, irrevocably appoints ACN plc to be its attorney (with full powers of substitution and delegation) in its name or otherwise and on its behalf and as its act and deed to sign, seal, execute, deliver and perfect and do all deeds, instruments, acts and things which ACN plc may consider necessary or appropriate arising out of or in connection with the carrying into effect of the Merger.

7.	SEVERABILITY

If a provision of these Common Draft Terms is or becomes invalid or does not contain a required provision, the validity of the other provisions of these Common Draft Terms shall not be effected thereby. The invalid provision shall be replaced and the omission remedied by a legally valid arrangement that corresponds as closely as possible with the intentions of the parties or to what the intention of the parties would have been, in accordance with their aim and purpose in agreeing these Common Draft Terms, if they had not been aware of the omission.

8.	MODIFICATION

The Merging Companies may amend, modify or supplement these Common Draft Terms by agreement at any time prior to the approval by special resolution of AH plc Shareholders at the Annual General Meeting, however after such approval, no amendment, modification or supplement to these Common Draft Terms may be made or effected that legally requires further approval of AH plc Shareholders without obtaining such approval and, if required, with the consent of, or otherwise with the approval of, the Irish High Court.

9.	COUNTERPARTS

These Common Draft Terms may be signed on behalf of the Merging Companies in any number of counterparts, all of which when taken together will constitute the Common Draft Terms.

10.	GOVERNING LAW

These Common Draft Terms and any dispute arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) (“Dispute”) shall be governed by and construed in accordance with the laws of Ireland.

11.	JURISDICTION

11.1
Each of the Merging Companies irrevocably agree that the courts of Ireland are to have exclusive jurisdiction to settle any Dispute and, for such purposes, irrevocably submits to the exclusive jurisdiction of such courts. Any proceeding, suit or action arising out of or in connection with these Common Draft Terms (the “Proceedings”) shall therefore be brought in the courts of Ireland.

11.2	Each of the Merging Companies irrevocably waive any objection to Proceedings in the courts referred to in Clause 11.1 on the grounds of venue or on the grounds of forum non conveniens.

IN WITNESS WHEREOF, the undersigned have caused these Common Draft Terms to be signed by the respective officers thereunto duly authorised as of the date first written above.

SIGNED for and on behalf of
ACCENTURE PUBLIC LIMITED COMPANY

By     /s/ Pierre Nanterme

Name: Pierre Nanterme

Title: Director

By    /s/ Paula A. Price

Name: Paula A. Price

Title: Director

SIGNED for and on behalf of
ACCENTURE HOLDINGS PUBLIC LIMITED COMPANY

By    /s/ Pierre Nanterme

Name: Pierre Nanterme

Title: Director

By    /s/ David P. Rowland

Name: David P. Rowland

Title: Director